EXECUTIVE EMPLOYMENT AGREEMENT

AMONG:

ANDREW MARSHALL

(hereinafter referred to as the "**Executive**")

AND:

URANIUM ROYALTY CORP.

(hereinafter referred to as the "**Company**")

WHEREAS the Executive and the Company have agreed to the terms and conditions of employment of the Executive as the Chief Financial Officer of the Company;

AND WHEREAS the Company and the Executive wish to formalize the terms of the Executive's employment as Chief Financial Officer of the Company by entering into this Agreement (this "**Agreement**").

NOW THEREFORE, in consideration of the mutual terms and conditions contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1 Employment

1.1 The Executive hereby accepts the position of Chief Financial Officer of the Company. The Executive shall perform such duties and have such authority as are generally consistent with the role of Chief Financial Officer and as more specifically set out in Schedule "A" to this Agreement and shall perform such other duties as may from time to time be determined by the board of directors of the Company (the "**Board**") or by the Chief Executive Officer of the Company. The Executive will diligently and faithfully serve the Company and use his best efforts to promote the interest and goodwill of the Company.

1.2 The Executive shall perform his duties in a timely manner devoting the amount of time required to perform the Executive's duties hereunder and will ensure that he is not at any time engaged in conduct which would constitute a conflict with the interests of the Company.

1.3 Other than as set forth herein, and with the exception of current directorships and officer positions held by the Executive and disclosed by the Executive to the Company prior to the date hereof, which are ongoing and which are not in conflict with the obligations herein, during his employment with the Company, the Executive shall not engage in any other employment or gainful occupation, undertake any other business, or become a director, officer or agent of any corporation, firm or individual, without the express written consent of the Board, such consent not to be unreasonably withheld, provided that the foregoing restriction shall not apply to the Executive serving as a director, officer or agent of any subsidiary or affiliate of the Company or any corporation formed by the Company (even if such corporation is no longer a subsidiary or affiliate of the Company) and provided that such activities do not interfere with the Executive's duties hereunder and comply with the Company's conflict of interest policies in effect from time to time.

2 Term

2.1 This Agreement shall commence on the 2nd day of July, 2025, and the Executive's appointment as Chief Financial Officer hereunder shall be at such later date as determined by the Board, and shall continue unless terminated in accordance with the terms of this Agreement.

3 Remuneration

3.1 Base Salary

For all services rendered by the Executive in the course of his employment hereunder, the Executive shall receive from the Company a gross annual salary in the amount of $150,000 ("**Base Salary**") and may be varied from time to time in the sole and absolute discretion of the Board. In addition to the Base Salary, the Company may pay the Executive additional incentives and bonuses as may be determined by the Board (including by any compensation committee of the Board from time to time) in its sole discretion. The Executive's Base Salary and any other awards shall be payable in accordance with the Company's normal payroll practices or on such other basis as mutually agreed between the Company and the Executive and shall be subject to deductions and/or withholdings in respect of statutory remittances, including, without limitation, deductions for income tax, pension plan premiums and employment insurance premiums.

3.2 Option Grant

In consideration for, and as an inducement to, agreeing to enter into this Agreement, the Company agrees to grant you options (the "**Options**"), on the commencement date under Section 2.1 hereof, to purchase common shares of the Company, with such Options equate on a Black-Scholes valuation basis to approximately $60,000, at an exercise price equal to the closing price of the common shares the Company on the Toronto Stock Exchange on the trading day immediately prior to the grant of the Options, and vesting as to 25% on the grant date and 25% on each of the dates that are 6, 12 and 18 months thereafter.

3.3 Benefits

The Executive shall be entitled to participate in the benefit plans, including any stock options or other equity incentive plans generally provided to other senior executives of the Company, if any, in accordance with the terms of such plans in effect from time to time and as determined by the Board in its sole and absolute discretion. The Executive understands and agrees that the Company reserves the right to revise, amend or discontinue any such benefit plans without notice.

3.4 Vacation

The Executive shall be entitled to four (4) weeks of vacation with pay annually, pro-rated for any partial year of employment. Vacation shall be scheduled at a mutually acceptable time having regard to the Company's operations and in consultation with the Board of Directors of the Company.

3.5 Expenses

Upon submission of appropriate documentation in accordance with its policies in effect from time to time, the Company shall pay or reimburse the Executive for all pre-approved, direct and reasonable business expenses which the Executive actually and properly incurs for the benefit of the Company in the performance of his duties under this Agreement.

3.6 Clawback Provisions

Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement or as otherwise contemplated under any policy adopted by the Company from time to time.

4 Policies

4.1 The Executive shall comply with all policies and procedures as may be established and amended from time to time by the Company, applicable corporate and securities laws and the rules and policies of any stock exchange on which the Company's shares are listed from time to time.

5 Termination of Employment

5.1 Without Cause

The Company may terminate the Executive's employment at any time without cause on providing at least thirty (30) days' notice of such termination or payment of thirty (30) days' Base Salary in lieu thereof, and the Executive hereby agrees that such notice or payment or combination thereof will constitute full satisfaction of any of the Executive's entitlement to notice, pay in lieu of notice and severance pay pursuant to applicable employment standards legislation and at common law or other payments pursuant to this Agreement. The Executive agrees to accept such compensation in full satisfaction of any and all claims the Executive has or may have against the Company for such termination, including entitlement to reasonable notice and the Executive agrees to sign and deliver a full and final release of the Company of all such claims upon payment of said sum

5.2 Cause

The Company may terminate Executive's employment for cause as that term is defined from time to time at common law, without notice or payment in lieu thereof.

5.3 Resignation

The Executive may terminate his employment at any time by providing the Company with at least thirty (30) days' advance written notice of his intention to resign. The Company may waive such notice in whole or in part in which case the Executive's resignation shall become effective on the day elected by the Company, provided that the Company pays to the Executive a single lump sum cash payment on the date of such termination for any portion of such notice period waived by the Company pursuant to this Section 5.3.

6 Confidentiality

6.1 "**Confidential Information**" means information known or used by the Company in connection with its business and affairs that is not known to the general public and includes, but is not limited to, research, strategic plans and objectives, acquisition plans, unpublished financial information, unpublished exploration data and other information relating to the Company's mineral properties, and all Intellectual Property (as defined below).

6.2 The Executive acknowledges and agrees that: (a) during the course of the Executive's employment hereunder, the Executive will be exposed to and will have an opportunity to learn or otherwise become aware of Confidential Information; (b) the Confidential Information is a valuable asset which is the property of the Company exclusively, the unauthorized use or disclosure of which would cause very serious harm to the economic interests of the Company; and (c) it is important in the interests of the Company that the Confidential Information remain the exclusive confidential property of the Company and that it not be used or disclosed except in accordance with the knowledge and consent of the Company.

6.3 The Executive agrees that during the course of the Executive's employment hereunder, except in the course of performing duties as an employee of the Company with the knowledge and consent of the Company in the Company's interest, and at all times following the cessation of the Executive's employment: (a) the Executive shall hold in confidence all Confidential Information; (b) the Executive shall not directly or indirectly use any Confidential Information; and (c) the Executive shall not directly or indirectly disclose any Confidential Information.

6.4 Nothing in this Agreement shall prevent the Executive following the cessation of the Executive's employment from making use of or disclosing: (a) any Confidential Information that is or becomes a matter of public knowledge through no fault of the Executive; (b) any Confidential Information of which the Executive had specific knowledge prior the Executive's employment, except to the extent that such Confidential Information has become the property of the Company under Section 9 – *Intellectual Property*; or (c) any Confidential Information of which the Executive obtains specific knowledge from a third party following the cessation of the Executive's employment, unless the third party obtained such Confidential Information directly or indirectly from an individual in violation of any duty of confidence owed to the Company, provided that the Executive is able to prove the existence of the circumstances referred to in this Section 6.4.

7 Non-Solicitation

7.1 The Executive acknowledges and agrees that during the term of the Executive's employment with the Company hereunder and for a period of one (1) year after the Executive's employment terminates for any reason whatsoever, the Executive will not solicit, directly or indirectly, employees of the Company for the purpose of having them terminate their employment with the Company.

8 Non-Competition

8.1 The Executive agrees and acknowledges that, given the highly confidential and industry-specific information and knowledge that the Executive has and will acquire throughout the Executive's employment with the Company and the provision of his services to the Company, he will not either during the term of Executive's employment with the Company and for a period of one (1) year following the termination of his employment, for any reason whatsoever, be engaged, employed or retained by, promote or assist, financially or otherwise, any company or business that competes, directly or indirectly, with the Company or any of its affiliates in the business of (i) acquiring and owning uranium royalty, mineral streaming and similar interests; (ii) providing royalty, mineral streaming and similar financing to uranium companies; and (iii) other means of gaining exposure to uranium prices, including investing in uranium companies and acquiring physical uranium for such purpose.

8.2 The Executive acknowledges and agrees that the Executive will not, during the his employment and for a period of one (1) year after his employment terminates for any reason whatsoever, appropriate for himself or for any organization or person by which he is engaged, employed or retained, any Company property or business opportunity that had arisen through the use of Company property, information or by virtue of the Executive's appointment as an officer of the Company.

9 Intellectual Property

9.1 For purposes of this Agreement, "**Intellectual Property**" means: (i) any legally recognized (in Canada and elsewhere) intellectual property (including but not limited to registered or unregistered patents, copyrights, trademarks, topographies, know-how, show-how, industrial and artistic designs and trade secrets and all records and copies of records relating to foregoing); and (ii) all inventions, designs, ideas, discoveries, works, creations, developments, improvements, concepts, programs, software, schematics, codes, drawings, sketches, specifications, compilations of information, analyses, experiments, data, formulae, methods, processes, techniques, prototypes, products, samples, equipment, tools and machines, which are conceived of, developed, created, modified or improved by the Executive, either solely or with others, in whole or in part, in the course of the Executive's employment, whether at the Company's place of business or otherwise, and whether on the Company's time or on the Executive's own time.

9.2 The Intellectual Property shall at all times vest and be the exclusive property of the Company and the Executive shall have no right, title or interest in or to the Intellectual Property. The Company shall have the sole and exclusive right, title and interest in and to the Intellectual Property, which right shall continue notwithstanding the cessation of the employment of the Executive.

9.3 To confirm the above, the Executive hereby irrevocably grants, assigns and transfers to the Company, now and forever, all right, title and interest that the Executive has in and to the Intellectual Property, whenever such rights, title and interests arise.

9.4 The Executive hereby irrevocably waives in favour of the Company any moral rights arising under the *Copyright Act* (Canada) as amended (or any successor legislation of similar effect) that the Executive may have in the Intellectual Property.

9.5 The Executive agrees to execute on demand, whether during the term that the Executive serves as an officer of the Company or at any time following the cessation of the Executive's employment hereunder, any applications, transfers, assignments and other documents as the Company may consider necessary for the purpose of either:

(a) obtaining, maintaining or vesting in or assigning to the Company absolute title to; or

(b) applying for, prosecuting, obtaining or protecting,

any patent, copyright, industrial design or trademark registration or any other similar right pertaining to the Intellectual Property in any countries in the world. The Executive further agrees to cooperate and assist the Company in every way possible in the application for or prosecution of such rights pertaining to the Intellectual Property.

10 Reasonableness of Restrictions and Injunctive Relief

10.1 The Executive acknowledges that the restrictions and covenants contained in the preceding Sections 6, 7, 8 and 9 are reasonably required for the protection of the Company. The Executive acknowledges that the Executive's ongoing employment with the Company and all remuneration and benefits coverage will be conferred by the Company upon the Executive only because and on condition of the Executive's willingness to commit his best efforts and loyalty to the Company, including protecting the right of the Company to have its Confidential Information protected against disclosure by the Executive and abiding by the confidentiality, non-solicitation, non-competition, intellectual property and other provisions herein. The Executive understands his duties and obligations as set forth in this Agreement and agrees that such duties and obligations would not unduly restrict or curtail his legitimate efforts to conduct business or

earn a livelihood following any termination of the Executive's employment with the Company hereunder for any reason.

10.2 The Executive understands and agrees that, without prejudice to any and all other rights of the Company, in the event of a violation or attempted violation of any of the restrictions and covenants contained in the preceding Sections 6, 7, 8 and 9, an injunction or other like remedy shall be the only effective immediate remedy to protect the rights and properties of the Company as set out above, and that an injunction or other like remedy may be granted immediately on the commencement of any suit. The preceding does not in any way restrict the Company from pursuing all legal remedies available to it in the event that the Executive breaches the restrictions and covenants contained in the preceding Sections 6, 7, 8 and 9.

11 Notices

11.1 Any notice required or permitted to be given to any party hereunder must be delivered by hand, courier or facsimile transmission to the other party's address last known to the other party and will be deemed to be received on the date of such hand or courier delivery or on the date of such facsimile transition, as applicable, to such address if such delivery or transmission occurred before 5:00 p.m. (Vancouver time), otherwise on the first day thereafter that is not a Saturday, Sunday or a statutory holiday in Vancouver, British Columbia. The addresses for notice, which may be changed by notice, are:

If to the Company, at:

Uranium Royalty Corp.
1830-1188 West Georgia Street
Vancouver, British Columbia
V6E 4A2

Attention: Chief Executive Officer

If to the Executive:

Andrew Marshall
[Redacted: personal information]

or to the last address of the Executive in the records of the Company and its subsidiaries or to such other address as the parties may from time to time specify by notice given in accordance herewith.

Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if delivered, or if mailed as aforesaid, upon the date shown on the postal return receipt as the date upon which the envelope containing such notice was actually received by the addressee.

12 Entire Agreement

12.1 This Agreement, and the policies referenced herein, constitute the entire agreement between the Executive and the Company and supersede, cancel and replace all prior discussions, negotiations, commitments, undertakings or arrangements or agreements, oral or written, with respect to the subject matter hereof, including, without limitation, the Executive's employment by the Company.

13 Modification of Agreement

13.1 Any modification to this Agreement must be in writing, signed by each of the Executive and the Company, or it shall have no effect and shall be void.

14 Waiver

14.1 The waiver by any party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation.

15 Assignment

15.1 This Agreement is personal in nature and may not be assigned in whole or in part as security or otherwise by the Executive without the prior consent of the Company and any attempt to do so shall be void. The Company may assign its rights and obligations under this Agreement to any of its subsidiaries or affiliates or to any successor (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, provided only that the Company must first require the successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. The Executive by his signature hereto expressly consents to such assignment.

16 Binding Effect

16.1 Except as otherwise provided herein, this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns.

17 Severability

17.1 The parties agree that in the event that any provision or part thereof in this Agreement is found to be void, invalid, illegal or unenforceable by a court of competent jurisdiction, such provision or part thereof shall be deemed modified if possible or severed from the balance of this Agreement to the extent required to eliminate only such portions or applications which are unenforceable or void, but otherwise shall remain in full force and effect.

18 Survival

18.1 The sections of the Agreement entitled "Confidential Information", "Non-Solicitation", "Non-Competition" and "Intellectual Property" shall survive the termination of this Agreement and the termination of the Consultant's engagement (including the appointment of the Executive as an officer of the Company) as set out herein.

19 Interpretation

19.1 Headings are inserted for convenience only and are not relevant to the interpretation hereof.

20 Governing Law

20.1 This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia, and each of the parties to this Agreement hereby irrevocably attorns to the jurisdiction of the courts of British Columbia.

21 Independent Legal Advice

21.1 The Consultant hereby represents and warrants to the Company that it had the opportunity to seek and was not prevented nor discouraged by the Company from seeking independent legal advice prior to the execution of this Agreement and that, in the event that it did not avail itself of that opportunity prior to signing this Agreement, it did so voluntarily without any undue pressure and agrees that its failure to obtain independent legal advice shall not be used by it as a defence to the enforcement of its obligations under this Agreement.

IN WITNESS WHEREOF the Consultant and the Company have signed this Agreement effective the 23rd day of May, 2025.

URANIUM ROYALTY CORP.

Per: ______________________________
Scott Melbye
Chief Executive Officer

____
ANDREW MARSHALL

SCHEDULE A

POSITION DESCRIPTION FOR
CHIEF FINANCIAL OFFICER

1. General

The prime responsibility of the Chief Financial Officer ("**CFO**") is to lead the financial affairs of Uranium Royalty Corp. (the "**Company**") through the development and implementation of plans, policies, values, strategies, specific goals and budgets for the growth and operation of the Company with the objective of maximizing the Company's long-term success.

The CFO will report directly to the chief executive officer and the board of directors of the Company (the "**Board**") and shall respect the Board's independence and discuss all major corporate commitments and strategies with the Board before they are undertaken. In fulfilling his responsibilities, the CFO shall foster a corporate culture that promotes and encourages high ethical and moral standards, individual integrity and compliance with applicable laws and regulations and policies implemented by the Company that further such objectives.

2. Specific Responsibilities

The CFO is specifically responsible for:

(a) supervision and management of all accounting and financial reporting functions, all treasury, receivable and payable functions, all banking arrangements and all other internal financial functions and controls of the Company;

(b) supervision and management of all employees in the financial and accounting departments of the Company;

(c) preparation of all budgets and business plans, and reporting on the same;

(d) participation in the development of policies and programs, and reporting on the same; and

(e) performance of such other functions and duties normally performed by a chief financial officer and/or corporate secretary of publicly held companies comparable to the Company, and such other duties and functions consistent with the CFO's position which the chief executive officer of the Company shall, from time to time, reasonably direct.